                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                 SCHEDULE 14A


          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]  Filed by a Party other than the Registrant [_]


Check the appropriate box:

[X]  Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S)240.14a-12


                               Film Roman, Inc.
________________________________________________________________________________
                (Name of Registrant as Specified In Its Charter)


________________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


1)   Title of each class of securities to which transaction applies:

________________________________________________________________________________

2)   Aggregate number of securities to which transaction applies:

________________________________________________________________________________

                               FILM ROMAN, INC.

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           To Be Held March 26, 2001

                               ----------------

TO OUR STOCKHOLDERS:

   The Board of Directors of Film Roman, Inc. (the "Company") cordially invites you to attend the annual meeting of stockholders to be held at 12020 Chandler Blvd. Suite 200 North Hollywood CA, 91607 on March 26, 2001 at 10:00 a.m., Pacific Time. At the annual meeting, you will be asked to carefully consider and act upon the following matters:

  1. The approval of the Stock Purchase Agreement and the issuance and sale of Common Stock (collectively the "Transaction with Pentamedia");

  2. The election of nine directors;

  3. The removal of supermajority voting provisions concerning amending the Certificate of Incorporation; and

  4. The removal of provisions in the Certificate of Incorporation prohibiting the stockholders from acting by written consent; and

  5. The removal of provisions in the Certificate of Incorporation providing for a staggered Board of Directors; and

  6. The approval of the increase in the authorized shares of capital stock from 25,000,000 to 50,000,000; and

  7. The approval of the elimination of the Rights Plan; and

  8. The ratification of Ernst & Young LLP as independent public auditors for the Company for the current fiscal year; and

  9. Such other business, if any, as may properly come before the annual meeting or any of its adjournments or postponements.

   Only stockholders of record of the common stock of the Company at the close of business on March 1, 2001 are entitled to notice of, and to vote at, the annual meeting and any of its adjournments or postponements.

   The proposals to be considered and voted upon at the annual meeting are of great importance to your investment and the future of the Company. In particular, your Board of Directors believes that the approval of the Transaction with Pentamedia will increase the Company's ability to grow, enhance its competitive position and provide it with the capital necessary to enable it to execute its business plans.

                               FILM ROMAN, INC.
                      12020 Chandler Boulevard, Suite 200
                           North Hollywood, CA 91607

                               ----------------

                                PROXY STATEMENT

                               ----------------

                        ANNUAL MEETING OF STOCKHOLDERS
                           To Be Held March 26, 2001

   This Proxy Statement is mailed to stockholders on or about March 14, 2001.

   This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Film Roman, Inc., a Delaware corporation ("Film Roman" or the "Company"), for use at the 2001 Annual Meeting of Stockholders (the "Annual Meeting") to be held at 12020 Chandler Boulevard, Suite 200 North Hollywood, CA 91607 on March 26, 2001 at 10:00 a.m., local time, and at any of its adjournments or postponements, for the purposes set forth herein and in the attached Notice of Annual Meeting of Stockholders. Accompanying this Proxy Statement is the Board of Directors' Proxy for the Annual Meeting, which you may use to indicate your vote on the proposals described in this Proxy Statement.

   At the Annual Meeting, the stockholders of the Company will vote upon (i) the approval of the Stock Purchase Agreement and the issuance and sale of Common Stock (collectively the "Transaction with Pentamedia"); (ii) the election of nine Directors to the Board; (iii) the removal of the supermajority voting provisions concerning amending the Certificate of Incorporation; (iv) the removal of provisions in the Certificate of Incorporation prohibiting the stockholders from acting by written consent; (v) the removal of provisions in the Certificate of Incorporation providing for a staggered Board of Directors; (vi) the approval of the increase in the authorized shares of capital stock from 25,000,000 to 50,000,000; (vii) the approval of the elimination of the Rights Plan; (viii) the ratification of Ernst & Young LLP as the Company's independent public auditors for the current fiscal year; and (ix) such other business, if any, as may properly come before the Annual Meeting or any of its adjournments or postponements.

   All Proxies which are properly completed, signed and returned to the Company prior to the Annual Meeting, and which have not been revoked, will, unless otherwise directed by the stockholder, be voted in accordance with the recommendations of the Board of Directors set forth in this Proxy Statement. A stockholder may revoke his or her Proxy at any time before it is voted either by filing with the Secretary of the Company, at its principal executive offices, a written notice of revocation or a duly executed proxy bearing a later date, or, with respect to stockholders of record, by attending the Annual Meeting and expressing a desire to vote his or her shares in person.

   The close of business on March 1, 2001 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements of the Annual Meeting. At the record date, 8,565,190 shares of Common Stock, par value $.01 per share (the "Common Stock"), were outstanding. The Common Stock is the only outstanding class of capital stock of the Company entitled to vote at the Annual Meeting. A stockholder is entitled to cast one vote for each share held of record on the record date on all matters to be considered at the Annual Meeting. The presence at the Annual Meeting, in person or by proxy, of a majority of the shares of the Common Stock issued and outstanding on March 1, 2001, will constitute a quorum.

   Abstentions and broker non-votes will be included in the number of shares present at the Annual Meeting for the purpose of determining the presence of a quorum. Abstentions will be counted toward the tabulation of votes cast on proposals submitted to stockholders and will have the same effect as negative votes, while broker non-votes will not be counted either as votes cast for or against such matters. The nine director nominees shall be elected by a plurality of the votes of the shares present or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. The Amended and Restated Certificate of Incorporation will require the affirmative vote of sixty-six and two-thirds (66 2/3) of the outstanding shares of Common Stock.

Summary

   The following is a summary of certain significant matters discussed elsewhere in this Proxy Statement. This summary should be read in conjunction with the more detailed information appearing, or incorporated by reference, in this Proxy Statement and the attached exhibits and annexes. You are urged to read this Proxy Statement (including the documents incorporated by reference) and the attached exhibits and annexes in their entirety. Unless otherwise stated, the numbers of shares and percentage of shares described in this Proxy Statement are as of January 31, 2001.

   This Proxy Statement contains forward-looking statements that involve risks and uncertainties. The words "believe," "anticipate," "expect," "estimate," "intend," and similar expressions identify forward-looking statements. Actual results could differ materially from those discussed in the forward-looking statements as a result of certain factors.

Film Roman

   Film Roman develops, produces and distributes a wide range of television programming for the television network, cable television, first-run domestic syndication and international markets. In 1998, the Company expanded its operations to include, on a limited basis, the development and production of feature-length theatrical motion pictures. The Company was founded in 1984 and has grown into one of the leading independent animation studios in the world.

Pentamedia

   Pentamedia Graphics, Ltd., ("Pentamedia") is one of the entertainment graphic majors of the world, catering to the animation and special effects industry worldwide. With stocks listed on the major stock exchanges of India and in the London-SEAQ and Luxembourg, Pentamedia has been ranked No. 3 in the world by the Roncarelli Report of the Global Animation Industry. Pentamedia is a global animation studio. Its production of computer animation and graphics is headquartered in India but works in conjunction with its offices in Manila and Singapore. Pentamedia has offices in Hollywood, Cerritos, Manila, Tokyo and London. Pentamedia's U.S. address is 12750 Center Court Drive, # 400 Cerritos, California 90703.

General

   Film Roman has agreed to issue and sell to Pentamedia, and Pentamedia has agreed to purchase from Film Roman, 12,847,785 shares of Common Stock for an aggregate price of Fifteen Million Dollars ($15,000,000). Pentamedia will also receive a warrant to purchase additional shares of Common Stock, which will serve to keep Pentamedia's ownership at 60% if stock options outstanding at the time of purchase are subsequently exercised.

Purpose and Effect of the Transaction

   Film Roman's primary purposes for consummating the transaction are providing Film Roman with significant increased cash resources and providing Film Roman with potential strategic benefits. Following the consummation of the transaction, Pentamedia will own 12,847,785 shares of Common Stock. This will represent sixty percent (60%) of the voting shares of Film Roman and sixty percent (60%) of the outstanding common shares. Pentamedia will also receive a warrant to purchase additional shares of common stock, which will keep their ownership at sixty percent (60%) if stock options outstanding at the time of purchase are subsequently exercised. Additionally, Pentamedia will have the right to nominate five directors of Film Roman. For a period of three years following the closing of the Transaction with Pentamedia, the current Film Roman directors, or their successors, will have the right to nominate four directors. Pentamedia's share ownership will be sufficient to enable it to control the vote on most matters submitted to a vote of the public stockholders.

Board of Directors

   Immediately prior to the Annual Meeting, the entire Board of Directors of Film Roman will resign. At the Annual Meeting, the stockholders will elect the new Board of Directors, which will be comprised of the nominees listed below. Pursuant to the Stock Purchase Agreement and the Investor Rights Agreement, Pentamedia will have the right to nominate five directors. For a period of three years following the closing of the Transaction with Pentamedia, Pentamedia is obligated to vote its shares in favor of the three directors nominated by the current Film Roman Directors, or their successors, who will remain on the Board. The three Film Roman Directors will have the right to nominate a fourth director, subject to the approval of Pentamedia.

                              THE ANNUAL MEETING

Date, Time and Place

   This annual meeting is scheduled to be held on March 26, 2001, at 10:00 a.m. local time, at 12620 Chandler Blvd. Suite 200 North Hollywood CA 91607.

Purpose

   At the Annual Meeting the holders of the Common Stock will be asked to consider and vote upon each of the following matters.

     (i) the approval of the Transaction with Pentamedia; (ii) the election of nine directors; (iii) the removal of the supermajority voting provisions concerning amending the Certificate of Incorporation; (iv) the removal of provisions in the Certificate of Incorporation prohibiting the stockholders from acting by written consent; (v) the removal of provisions in the Certificate of Incorporation providing for a staggered Board of Directors;
  (vi) the approval of the increase in the authorized shares of capital stock from 25,000,000 to 50,000,000; (vii) the approval of the elimination of the Rights Plan; (viii) the ratification of Ernst & Young LLP as independent public auditors for the Company for the current fiscal year; and (ix) such other business, if any, as may properly come before the annual meeting or any of its adjournments or postponements.

THE BOARD OF DIRECTORS HAS VOTED FOR AND APPROVED THE ABOVE PROPOSALS AND RECOMMENDS A VOTE FOR APPROVAL OF THE ABOVE PROPOSALS AND THE ELECTION OF THE NINE NOMINEES FOR DIRECTOR SET FORTH HEREIN BY THE STOCKHOLDERS ENTITLED TO VOTE AT THE ANNUAL MEETING.

Record Date

   The Board of Directors has fixed the close of business on March 1, 2001 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. Only stockholders of record at the close of business on the record date will be entitled to notice of, and to vote at, the Annual Meeting. On the record date, there were issued and outstanding 8,565,190 shares of Common Stock. Each holder of Common Stock entitled to vote at the Annual Meeting will be entitled to one vote per share, either in person or by proxy, on each matter presented at the Annual Meeting.

Quorum

   The presence in person or by proxy of the holders of a majority of the shares entitled to vote at the Annual Meeting shall constitute a quorum for the transaction of business. The stockholders present at a duly called or held meeting at which a quorum is present may continue to do business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum, if any action taken (other than adjournment) is approved by at least a majority of the shares required to constitute a quorum.

Proxies

   The enclosed proxy provides that you may specify that your shares be voted FOR, AGAINST or ABSTAIN from voting with respect to the election of directors and each of the proposals. All shares of Common Stock represented by properly executed proxies received prior to or at the Annual Meeting and not revoked will be voted in accordance with the instructions indicated in such proxies. Properly executed proxies that do not contain voting instructions will be voted FOR approval of the election of each director nominee and FOR approval of each of the other proposals, provided that the stockholder is the recordholder for the shares. Stockholders are urged to mark the box on the proxy to indicate how their Common Stock is to be voted. It is not expected that any matter other than those referred to in this Proxy Statement will be brought before the Annual Meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their own judgment with respect to such matters, unless authority to do so is withheld in the proxy. A duly executed proxy is irrevocable if it states that it is irrevocable and only as long as it is coupled with an interest sufficient in law to support an irrevocable power. Any stockholder who executes and returns a proxy may revoke such proxy in writing at any time before it is voted at the Annual Meeting by: (1) filing with the Secretary of Film Roman at 12020 Chandler Boulevard, Suite 300, North Hollywood, CA 91607, written notice of such revocation bearing a later date than the proxy or a subsequent later dated and signed proxy relating to the same shares; or (2) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy).

Proxy Solicitor

   The cost of this solicitation of proxies will be borne by Film Roman. Film Roman's directors, officers, and regular employees may solicit proxies in person, by telephone, by mail or by other means of communication, but such persons will not be specifically compensated for such services.

                                  PROPOSAL 1
                          TRANSACTION WITH PENTAMEDIA

   At the Annual Meeting, you are being asked to vote in favor of Proposal 1 to approve:

     A. The Stock Purchase Agreement between Film Roman and Pentamedia; and

     B. The issuance and sale of 12,847,785 shares of Common Stock;

   If the proposed transactions are approved by the stockholders, Pentamedia will beneficially own common stock representing 60% of the voting power of Film Roman's outstanding securities and 60% of Film Roman's shares of common stock as of January 31, 2001, and Pentamedia will hold a warrant which will enable Pentamedia to keep its ownership at 60% if stock options outstanding at the time of purchase are subsequently exercised.

Background of the Transaction

   Throughout 1999, officers of Film Roman, in consultation with the Board of Directors, began to explore the possibility of raising additional capital through a strategic alliance with one or more companies. During that time, the Board of Directors received an offer regarding a possible merger with a production and distribution company. The company suggested that the two companies combine in a stock for stock merger. The Board of Directors considered this offer and concluded that the valuation that the deal placed on Film Roman was too low. Because of the low valuation placed on Film Roman, the Board of Directors rejected this proposal.

   Subsequent to this meeting, in June of 2000, officers of Film Roman met with The Seidler Companies, an investment banking firm, to discuss strategic financial planning and potential sources of new capital. Officers of Film Roman conducted two other meetings with The Seidler Companies to explore these options, but no action was taken.

   On June 18, 2000, Film Roman entered into a non-exclusive agreement with the William Morris Agency whereby William Morris would present potential strategic alliances to Film Roman. In addition to William Morris, Film Roman also employed various other finders to pursue possible foreign investors. In June of 2000, individuals at William Morris suggested Pentamedia as a possible strategic partner. On July 28, there was an initial meeting between officers of Film Roman and officers of Pentamedia. Over the next two months, officers of Film Roman, in consultation with the Board of Directors, held several meetings with officers of Pentamedia to discuss a possible strategic relationship between the two companies. The Chief Executive Officer of Pentamedia, Chandrasekaran Venkatraman, was present at some of these meetings, as was the Chief Executive Officer of Film Roman. On August 29, Pentamedia communicated the terms of a possible transaction to officers of Film Roman by means of an offer letter. After consultation with the officers, the Board of Directors determined that the offer was not beneficial to Film Roman because the offer placed too low a valuation on Film Roman. Because of this low valuation, the Board of Directors rejected the August 29 offer.

   On September 28, during a meeting with officers of Film Roman, officers of Pentamedia verbally communicated the terms of another proposal. Pentamedia offered to purchase newly issued shares of Common Stock amounting to 51% of the outstanding stock of Film Roman in exchange for Fifteen Million Dollars ($15,000,000) in cash. Following receipt of this offer, negotiations ensued between John Hyde, Dixon Dern and senior management of Pentamedia. The two companies conducted several meetings during the period from October 8 and October 11 at which executives from Pentamedia from India were present, including the Chief Operating Officer, Srinivasan Krishnamurthy.

   During this period, a senior officer of a Stan Lee Media Inc., a public entertainment company approached the Chief Executive Officer of Film Roman, John Hyde, and requested a meeting to discuss a possible merger. Mr. Hyde suggested that the officer submit any merger proposal directly to the Board of Directors. Following this, an offer for a possible merger transaction was submitted to the Board of Directors. Stan Lee Media Inc. proposed a stock for stock merger that valued Film Roman at between Ten and Fourteen Million Dollars ($10,000,000-$14,000,000).

   On October 11, the Board of Directors of Film Roman met to discuss both proposals. At this meeting, legal counsel for Film Roman provided analysis of both offers. The merits of each transaction were carefully considered. The Board of Directors noted that Pentamedia proposed a cash transaction while Stan Lee proposed a stock transaction. The Board of Directors also noted that the Pentamedia transaction placed a much higher valuation on Film Roman. After this discussion, Mr. Hyde excused himself from the room while the Board came to a decision. The Board then decided to enter into the Transaction with Pentamedia. The reasons given for rejecting the other proposal were the financial condition of Stan Lee Media Inc., the cash nature of the Pentamedia transaction and the low valuation that Stan Lee Media Inc. put on Film Roman. Following this decision, the Board of Directors authorized the execution of a letter of intent with Pentamedia.

   In the weeks following the execution of a non-binding letter of intent between the two companies, Film Roman's stock price suffered a significant decline. Due to the lowered stock price, Film Roman went through a delisting process with the NASDAQ Stock Market and was subsequently delisted. As a result of the lowered stock price and the decreased liquidity resulting from the Company's stock no longer being listed on the NASDAQ Small Cap Market, the Transaction with Pentamedia was renegotiated. The Board of Directors questioned the officers of the Company regarding other possible financing options. The Board also consulted with the Company's accountants and legal counsel. Following these discussions, the Board of Directors agreed to the consummation of the Transaction with Pentamedia, with Pentamedia's proposed ownership raised from 51% to 60%.

The Purchase Agreement

   Film Roman has agreed to issue and sell to Pentamedia and Pentamedia has agreed to purchase from Film Roman 12,847,785 shares of Common Stock for an aggregate purchase price of Fifteen Million Dollars ($15,000,000). Pentamedia will also receive a warrant to purchase additional shares of Common Stock, which will keep Pentamedia's ownership at 60% if stock options outstanding at the time of purchase are subsequently exercised.

Use of Proceeds

   Film Roman will use the proceeds of the Transaction with Pentamedia to expand its presence in proprietary markets in both animation and live action and for general corporate purposes. Film Roman currently does not plan to use the proceeds of the Transaction with Pentamedia to make any acquisitions.

The Investor Rights Agreement

   In connection with the Transaction with Pentamedia, Film Roman and Pentamedia will enter into an Investor Rights Agreement. Pursuant to the Investor Rights Agreement, for a period of three years following the closing of the Transaction with Pentamedia, Pentamedia is required to vote its shares of Film Roman in favor of the preexisting Film Roman directors and any successor director nominated by those preexisting directors. Pentamedia will have discretion with regard to the nomination of the remaining five directors. The Investor Rights Agreement also gives Pentamedia certain rights to demand that Film Roman effect a registration, pursuant to the Securities Act of 1933, as amended, of all or some of the shares of Common Stock purchased by Pentamedia and to have such shares included in other registrations otherwise effected by Film Roman.

The Rights Plan

   On August 21, 1998, the Board of Directors put into place a Rights Plan. The purpose of the Rights Plan was to deter the possible acquisition of Film Roman in a transaction unfavorable to Film Roman stockholders as determined by the Board of Directors. If such an acquisition were imminent, then pursuant to the Rights Plan, Film Roman would issue preferred stock, which would dilute the value of the shares purchased by the acquirer. The Board of Directors has amended the Rights Plan so that the Transaction with Pentamedia does not trigger the issuance of preferred stock. The Board of Directors is also recommending the elimination of the Rights Plan in Proposal 7.

Dilutive and Other Potentially Adverse Effects of Approving the Transaction with Pentamedia

   In considering the Transaction with Pentamedia, you should consider that the issuance of 12,847,785 shares of Common Stock to Pentamedia could have a number of potentially adverse effects on the interests of existing stockholders. The issuance will have a dilutive effect on the percentage ownership of existing stockholders. Following the issuance, Pentamedia will own 60% of the voting shares of Film Roman. Existing stockholders will have their ownership reduced by a corresponding percentage. Pentamedia's ownership percentage will enable it to control the vote on any matter to be voted on by the stockholders. Pentamedia will also have the right to nominate five directors to the Board of Directors of Film Roman. Because Pentamedia will hold a majority of the Board seats, Pentamedia will be able to control the vote on all Board matters. Additionally, the provision of the Investor Rights Agreement which guarantees that the four directors nominated by three members of the current Film Roman Board, or their successors, have the right to nominate four successor directors will expire after the third anniversary of the closing of the Transaction with Pentamedia. After the expiration of this provision, Pentamedia's ownership percentage will enable it to elect the entire Board of Directors.

Stockholder Approval

   Under applicable law, the Company is not required to seek stockholder approval for the execution of the Purchase Agreement with Pentamedia and consummation of the Transaction with Pentamedia. If the stockholders do not approve such transaction, the Board of Directors may vote to consummate the Transaction with Pentamedia.

Regulatory Matters

   There are no United States regulatory requirements which could serve as an impediment to the Transaction with Pentamedia. Pentamedia is seeking approval for the transaction from the Reserve Bank of India and Pentamedia believes that such approval will be granted. If the Reserve Bank of India does not approve the Transaction with Pentamedia, then Pentamedia will not be permitted to transfer the $15,000,000 and the Transaction with Pentamedia will be rescinded.

Required Vote

   The affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting is required to approve this Proposal 1.

Board Composition

   In connection with the execution of the Stock Purchase Agreement and the Investor Rights Agreement, Pentamedia will have the right to nominate persons to the Film Roman's Board of Directors as provided below. Pentamedia will have the right to nominate five directors and the current Film Roman directors will nominate four directors. Immediately before the Annual Meeting, all current directors will resign from the Board. At the Annual Meeting, Film Roman stockholders will then elect the nine directors. The nine director nominees are listed below.

                                  PROPOSAL 2
  ELECTION OF (A) CHANDRASEKARAN VENKATRAMAN, SRINIVASAN KRISHNAMURTHY, T.V. KRISHNAMURTHY, VENKY RAMAN, P.S. SUNDARAM AND (B) JOHN HYDE, ROBERT CRESCI,
            DIXON Q. DERN AND PHIL ROMAN TO THE BOARD OF DIRECTORS

   The Bylaws of the Company, as amended to date, provide that the Board of Directors shall consist of no fewer than six and no more than nine directors, with the number to be set by resolution of the Board of Directors. Pursuant to the Stock Purchase Agreement, the current Film Roman directors will nominate four candidates and Pentamedia will nominate five candidates. All current directors will resign their post immediately preceding the Annual Meeting. The Board will then be elected at the Annual Meeting pursuant to the Amended and Restated Certificate of Incorporation. Each director will serve a term of one year.

   Unless otherwise instructed, the Proxy holders will vote the Proxies received by them for the nominees named below. If the nominees are unable or unwilling to serve as a director at the time of the Annual Meeting or any of its postponements or adjournments, the Proxies will be voted for such other nominees as shall be designated by the current Board of Directors to fill any vacancy. The Company has no reason to believe that the nominees will be unable or unwilling to serve if elected as a director.

   The Board of Directors proposes the election of the following nominees as directors:

   Chandrasekaran Venkatraman, Srinivasan Krishnamurthy, T.V. Krishnamurthy, Venky Raman, P.S. Sundaram, John Hyde, Robert Cresci, Dixon Q. Dern and Phil Roman.

   If elected, Chandrasekaran Venkatraman is expected to serve until the 2002 Annual Meeting of Stockholders and until his successor is duly elected and qualified.

   If elected, Srinivasan Krishnamurthy is expected to serve until the 2002 Annual Meeting of Stockholders and until his successor is duly elected and qualified.

   If elected, T.V. Krishnamurthy is expected to serve until the 2002 Annual Meeting of Stockholders and until his successor is duly elected and qualified.

   If elected, Venky Raman is expected to serve until the 2002 Annual Meeting of Stockholders and until his successor is duly elected and qualified.

   If elected, P.S. Sundaram is expected to serve until the 2002 Annual Meeting of Stockholders and until his successor is duly elected and qualified.

   If elected, John Hyde is expected to serve until the 2002 Annual Meeting of Stockholders and until his successor is duly elected and qualified.

   If elected, Robert Cresci is expected to serve until the 2002 Annual Meeting of Stockholders and until his successor is duly elected and qualified.

   If elected, Dixon Q. Dern is expected to serve until the 2002 Annual Meeting of Stockholders and until his successor is duly elected and qualified.

   If elected, Phil Roman is expected to serve until the 2002 Annual Meeting of Stockholders and until his successor is duly elected and qualified.

   The Board of Directors Unanimously recommends a vote "FOR" the election of Chandrasekaran Venkatraman as a Director.

   The Board of Directors Unanimously recommends a vote "FOR" the election of Srinivasan Krishnamurthy as a Director.

   The Board of Directors Unanimously recommends a vote "FOR" the election of T.V. Krishnamurthy as a Director.

   The Board of Directors Unanimously recommends a vote "FOR" the election of Venky Raman as a Director.

   The Board of Directors Unanimously recommends a vote "FOR" the election of P.S. Sundaram as a Director.

   The Board of Directors Unanimously recommends a vote "FOR" the election of John Hyde as a Director.

   The Board of Directors Unanimously recommends a vote "FOR" the election of Robert Cresci as a Director.

   The Board of Directors Unanimously recommends a vote "FOR" the election of Dixon Q. Dern as a Director.

   The Board of Directors Unanimously recommends a vote "FOR" the election of Phil Roman as a Director.

Information with Respect to Nominee and Continuing Directors

   The following table sets forth certain information with respect to the nominees for director of the Company as of January 22, 2001:

                                Year
                                First
                               Elected
                                 or
                              Appointed
                                  a
          Name            Age Director                Principal Occupation
          ----            --- ---------               --------------------
Nominees:
Chandrasekaran             49           Chandrasekaran Venkatraman, is Chairman & CEO of
 Venkatraman                            Pentamedia. Dr. Chandrasekaran holds a Master's
                                        and Ph.D. in Engineering degree in Computer
                                        Science and has worked in the United States for
                                        several years. He has 27 years of experience on
                                        systems analysis, design, programming and
                                        implementation for commercial and engineering
                                        applications and proven expertise in software
                                        systems for Radio Stations, Television Stations
                                        and Multimedia applications. In India, he also
                                        has been involved in the development of
                                        application software. With the liberalization of
                                        the Indian economy and attendant support to
                                        software export activities, he decided to take
                                        the Company public and build up Pentafour
                                        Software through associates located primarily in
                                        the United States and the Far East.

Srinivasan Krishnamurthy   48           Srinivasan Krishnamurthy joined Pentamedia in
                                        1995 and has over 26 years of experience in the
                                        power sector, corporate planning and in
                                        providing turnkey services, software project
                                        management and business development. Prior to
                                        joining Pentamedia, Mr. Srinivasan held the
                                        position of Deputy General Manager of Deutsch
                                        Bobcok, a Siemens Group Company in India from
                                        1989 to 1995; Divisional Head of power plant
                                        division of Essar Steel from 1987 to 1989 and
                                        was with BHEL, India from 1974 to 1987. Mr.
                                        Srinivasan graduated from Anna University,
                                        Chennai with a B.E. in mechanical engineering.

                          Year
                          First
                         Elected
                           or
                        Appointed
                            a
       Name         Age Director                Principal Occupation
       ----         --- ---------               --------------------

T.V. Krishnamurthy   51           Mr. T.V. Krishnamurthy, joined Pentasoft
                                  Technologies Ltd., in April 2000 as Director and
                                  has 30 years of professional experience in
                                  Commercial & Investment banking and Corporate
                                  Planning. Prior to joining Pentasoft, Mr.
                                  Krishnamurthy held the position of Managing
                                  Director of Modandola Group, Nigeria from 1999
                                  to 2000; Chief Executive of Al-Ahilia Portfolio
                                  Securities, Oman from 1995 to 1999; the position
                                  of Deputy Managing Director in Times Guarantee
                                  Financials Limited, India and the position of
                                  President in Time Asset Management,
                                  India between 1991-1995 and Chief Executive of
                                  India Securities Limited, India, a Essar Group
                                  Company from 1989 to 1991 and various senior
                                  positions in Canara Bank from 1970 to 1989. Mr.
                                  Krishnamurthy graduated from University of
                                  Madras with a Masters in Mathematics and
                                  Statistics and holds a Post-Graduate Diploma in
                                  Finance and Marketing from Bangalore University.

Venky Raman          63           Venky Raman has served as the CEO of Pentafour
                                  Software Solutions, Inc in Cerritos, California,
                                  since May of 2000. From 1996 to 1999 he served
                                  as CEO of HCL Perot Systems and from 1960
                                  through 1995, he held numerous managerial
                                  positions at IBM in India, Afghanistan, Canada,
                                  Australia and Singapore.

P.S. Sundaram        53           Mr. P.S. Sundaram is currently CEO of
                                  Intelivision Ltd., a fully owned subsidiary
                                  company of Pentamedia. From 1995 until December
                                  of 2000, he was the Chairman and Managing
                                  Director of India Enterprise under the Ministry
                                  of Information & Broadcasting. He has a
                                  postgraduate degree in Engineering from the
                                  Indian Institute of Technology, Madras.

John Hyde            59   1999    John Hyde joined Film Roman as President and CEO
                                  in December 1999. Mr. Hyde is CEO and the
                                  principal of Producers Sales Organization, which
                                  holds investments in film negatives, film and
                                  television rights, a music library and
                                  agricultural real estate. Mr. Hyde was the
                                  Trustee, General Manager and FCC license holder
                                  for KADY-TV from July 1996 through the sale of
                                  the television station in July 1998, since time
                                  Mr. Hyde has remained as Trustee to disburse the
                                  funds from the sale. From August 1994 through
                                  July 1998, Mr. Hyde was Trustee and CEO of
                                  Cannon Pictures, Inc. and Cannon Television Inc.
                                  Mr. Hyde was CEO of MCEG Sterling, Inc. from
                                  December 1990 through December 31, 1995, at
                                  which time MCEG was part of a three-way merger
                                  in July 1998, since which time Mr. Hyde has
                                  Orion Pictures, Inc. and Actava Group, Inc.
                                  Prior to his term at MCEG, Mr. Hyde held
                                  numerous senior executive positions in the
                                  entertainment industry. Mr. Hyde graduated from
                                  New York University in 1963.

                     Year
                     First
                    Elected
                      or
                   Appointed
                       a
    Name       Age Director                Principal Occupation
    ----       --- ---------               --------------------
Robert Cresci   57   1995    Mr. Cresci has been a Director of Film Roman
                             since August 1995 and has been a Managing
                             Director of Pecks Management Partners Ltd., an
                             investment management firm, since September
                             1990. Mr. Cresci currently serves on the board
                             of directors of Sepracor, Inc., Aviva Petroleum,
                             Candlewood Hotel Co., Castle Dental Centers
                             Inc., j2 Global Communications, Inc., Seracare
                             Inc., E-Stamp Corporation and several private
                             companies.

Dixon Q. Dern   72   1995    Mr. Dern has been a director of Film Roman since
                             August 1995. Mr. Dern has practiced
                             entertainment law for over 40 years and
                             currently owns and operates his own private
                             practice, which specializes in entertainment,
                             copyright and communications law. Mr. Dern also
                             serves as Secretary of the Company.

Phil Roman      71   1996    Mr. Roman served as the Company's Chief
                             Executive Officer, and a Director, from the
                             founding of the Company until February 5, 1999.
                             Phil Roman began his animation career in 1955 at
                             The Walt Disney Company as an assistant animator
                             on Sleeping Beauty. Over the next 30 years,
                             Mr. Roman worked at many of the major studios,
                             including MGM Animation and Warner Brothers
                             Cartoons. Mr. Roman has also directed 13 Emmy-
                             nominated Charlie Brown specials. Since his
                             departure as Chief Executive Officer, Mr. Roman
                             has worked at his new company, Phil Roman
                             Entertainment, located in Studio City,
                             California.

Board Meetings and Committees

   The Board of Directors held four meetings during fiscal 2000. No director attended less than 75% of all the meetings of the Board of Directors and those committees on which he served in fiscal 2000. The Board of Directors has held one meeting in fiscal 2001 to date.

Audit Committee

   At the beginning of the year ended December 31, 2000, the Audit Committee consisted of Mr. Cresci, who served as chairman, Mr. Mainstain and Mr. Villanueva. On June 14, 2000 Mr. Mainstain became chair of the Audit Committee. On June 15, 2000, Mr. Villanueva was replaced by Mr. Tisch. Each member of the Audit Committee is an "independent director" as defined in Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards. The charter for the Audit Committee is attached as Annex A.

   As directed by the Board, the function of the Audit Committee includes reviewing, monitoring and making recommendations to the Board with respect to:
(a) the policies and procedures of the Company and management in maintaining the Company's books and records and furnishing necessary information to the Company's independent auditors, (b) the adequacy and implementation of the Company's internal accounting controls, (c) the adequacy and competency of the accounting related personnel, (d) the audit reports submitted by the independent auditors and taking such action in respect of such reports as the Audit Committee deems appropriate and (e) annually recommending the engagement of the Company's independent public accountants as auditors of the books, records and accounts of the Company. Four meetings of the Audit Committee were held during fiscal 2000.

                            AUDIT COMMITTEE REPORT

   The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2000 with the Company's management. The Audit Committee has discussed with Ernst & Young LLP, the Company's independent public auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

   The Audit Committee has also received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board No. 1 (Independence Discussion with Audit Committees) and the Audit Committee has discussed the independence of Ernst & Young with that firm.

   Based on the Audit Committee's review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 for filing with the SEC.

March 8, 2001

                                          BY THE AUDIT COMMITTEE

Submitted by: Peter Mainstain, Chair
          Robert Cresci
          Steve Tisch

Compensation Committee

   During fiscal 2000, the Compensation Committee of the Board of Directors was composed of Dr. Draper and Mr. Villanueva until Dr. Draper's resignation from the Board on September 29, 1999, at which time Mr. Villanueva assumed the role of chairman and Mr. Mainstain was appointed a member of the Committee. On February 8, 2000, the Board reconstituted the Compensation Committee, which consisted of Mr. Villanueva (acting as chair) and Mr. Leonard Grossi, until his resignation from the Board on April 19, 2000. On June 14, Mr. Medavoy joined the Compensation Committee. During fiscal 2000 the Compensation Committee held several telephonic conference meetings with all members present.

Compensation of Directors

   For fiscal year 2000 all Non-Employee Directors received $18,000 as compensation for serving on the Board of Directors, $1,000 for attendance at each meeting of the Board of Directors, $500 for attendance at each meeting of a committee of the Board of Directors and an option to purchase 5,000 shares of Common Stock, pursuant to the 2000 Stock Option Plan. Additionally, each newly elected Non-Employee Director will receive options under the Company's 2000 Stock Option Plan to purchase 25,000 shares of Common Stock shares as a one-time grant upon such director's initial election to the Board. The Board of Directors has decided to accelerate the vesting of the stock options granted to John Hyde, Dixon Dern and Peter Mainstain, effective upon closing of the Transaction with Pentamedia.

                         COMPENSATION COMMITTEE REPORT

Compensation Committee Interlocks and Insider Participation:

   As of the date of this Compensation Committee Report, January 22, 2001, the Compensation Committee of the Board of Directors was comprised of Mr. Villanueva, who chaired the Compensation Committee, and Mr. Medavoy. No executive officer of the Company either served in 2000 or now serves as a member of the board of directors or the compensation committee of any entity, which has one or more executive officers who serve on the Board or are members of the Compensation Committee.

                                     *****

   The Compensation Committee of the Board of Directors serves as an advisory committee to the Board and is responsible for reviewing the compensation of the senior management team and for making recommendations regarding compensation.

Compensation Philosophy:

   The Compensation Committee's philosophy is to provide sufficient compensation to attract, motive and retain skilled management while linking that compensation to corporate performance and increases in stockholder wealth where possible. With the assistance of the Chief Executive Officer, the Compensation Committee determines the compensation of the executive officers based on its evaluation of the Company's overall performance, primarily based on the Company's operating performance compared with the Company's operating plan, and the current market for executives. The Compensation Committee also considers various qualitative factors such as the extent to which the executive officer has contributed to forming a strong management team, the growth and development of proprietary and fee-for-services programming and other factors, which the Compensation Committee believes are indicative of the Company's ongoing ability to achieve its long-term growth and profit objectives. With respect to each executive, the Compensation Committee focuses on that individual executive's area of responsibility and his or her contribution toward achieving corporate objectives.

Compensation Program:

   Consistent with achieving the Company's long-term objectives, executive compensation packages are generally comprised of two components: base compensation and stock options. The base compensation portion of the compensation package is determined by considering such factors as breadth of responsibility, areas of expertise and experience, and comparable compensation in the industry. As is the custom in the industry, most of the senior management team is under some form of employment contract with the Company. The stock option incentive portion of the compensation package has been implemented through the Company's Stock Option Plan. Each member of the senior management team has been granted options, which are intended to provide each individual with a strong economic interest in the appreciation of the stock price. The 2000 Plan, as amended, permits the Board to grant options to other key employees to provide similar incentives. A number of key employees have been granted such options. While the Compensation Committee might consider performance bonuses in the event of exceptional contributions to enhance corporate performance, no such consideration was made in 2000.

   Mr. Pritchard served as the Company's President and Chief Executive Officer during most of fiscal 1999 at a base salary of $300,000 per annum. His employment with the Company terminated on or about September 15, 1999. As a result of a settlement with Mr. Pritchard in December 1999, Mr. Pritchard received, in January 2000, a severance payment of $75,000, plus forgiveness of debt amounting to $120,000, including principal plus interest thereon, in consideration for which, in addition to general releases, Mr. Pritchard released any claim with respect to stock options theretofore granted to him.

   Also, in December 1999, the Company amended the employment agreement for Mr. Vein, Executive Vice President--Business and Legal Affairs of the Company, to extend its term through December 31, 2000. Mr. Vein's salary was amended to
(a) $235,000 per annum for the period from January 1, 1999 to August 3, 1999,
(b) $250,000 per annum for the period from August 4, 1999 to August 3, 2000 and (c) $275,000 per annum for the period from August 4, 2000 to December 31, 2000. During fiscal 1999, the Compensation Committee authorized and the Company granted to Mr. Vein an option to purchase 75,000 shares of Common Stock at $1.4375 per share pursuant to a grant dated as of December 17, 1998. On October 1, 2000, the Company and Mr. Vein mutually agreed that Mr. Vein's employment would be terminated. The Company and Mr. Vein subsequently entered into an agreement pursuant to which Mr. Vein would be engaged as a consultant by the Company until December 31, 2000.

   On December 9, 1999, the Board of Directors concluded an agreement with Producers Sales Organization to furnish the services of Mr. Hyde as the President and Chief Executive Officer of the Company for a term commencing as of that date and continuing through December 31, 2001. The Company also has an option to extend Mr. Hyde's engagement as President and Chief Executive Officer through December 31, 2002 or, at its election, to retain Mr. Hyde's services during that period only as a consultant and member of the Board of Directors. The base compensation payable to Mr. Hyde is $250,000 per annum through fiscal 2000, $275,000 for fiscal 2001 and $300,000 for fiscal 2002, if the Company elected to retain his services as President and Chief Executive Officer during fiscal 2002. In addition, the Company agreed to grant Mr. Hyde options to purchase 500,000 shares of the Common Stock of Company. In connection with this agreement, the Company granted Mr. Hyde an option to purchase 100,000 shares at an exercise price of $2.125 per share in December 1999 and an option to purchase 400,000 shares at an exercise price of $1.5625 per share in fiscal 2000.

   On January 31, 2001, Film Roman and Producers Sales Organization entered into a new agreement to extend Mr. Hyde's employment at Film Roman, effective upon closing of the Transaction with Pentamedia. Under the new agreement, Mr. Hyde will continue to serve as President and Chief Executive Officer of Film Roman for five years from the effective date. As compensation, Mr. Hyde will receive a signing bonus of $25,000, and will receive $325,000 for the first contract year, $375,000 for the second contract year, $425,000 for the third contract year, $475,000 for the fourth contract year, and $525,000 for the fifth contract year. Mr. Hyde will also receive an additional option to purchase 200,000 shares of the Company's common stock. The exercise price for these options will be the market price as of the close of market on the date immediately preceding the date of the grant. The option grant has a 10-year term and will vest in quarterly increments over the next three years. The Company may terminate Mr. Hyde for cause, which includes: (a) the conviction of a felony or crime involving moral turpitude, (b) gross negligence or willful malfeasance, (c) the failure to adhere to Board policies or the Company's business plan and such failure is not cured within five business days of notice of such failure, or (d) any other material breach not cured within five business days after notice. If the Company terminates Mr. Hyde without cause or Mr. Hyde dies, the Company must pay all remaining compensation, and all compensation owing as of the date of death, respectively. Upon closing of the Transaction with Pentamedia, Mr. Hyde's previous option grants, totaling 500,000 shares, will become entirely vested under the change of control provisions of his December 9, 1999 employment agreement.

   To the extent readily determinable and as one of the factors in its consideration, the Compensation Committee considers the anticipated tax treatment to the Company and to its executives of various payments and benefits. Some types of compensation payments and their deductibility depend upon the timing of an executive's vesting or exercise of previously granted rights, qualification of the Compensation Committee and other factors. Further, interpretations of and changes in the tax laws and other factors beyond the Compensation Committee's control also affect the deductibility of compensation. For these and other reasons, the Compensation Committee will not necessarily limit executive compensation to that amount deductible under section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee will consider various alternatives to preserve the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

January 22, 2001

                                          BY THE COMPENSATION COMMITTEE

                                           Daniel D. Villanueva, Chair
                                                  Mike Medavoy

                            EXECUTIVE COMPENSATION

Summary Compensation Table

   The following table sets forth, as to the Chief Executive Officer and each of the other four most highly compensated officers whose compensation exceeded $100,000 during the last fiscal year (the "Named Executive Officers"), information concerning all compensation paid for services to the Company in all capacities during the last three fiscal years.

                          SUMMARY COMPENSATION TABLE

                                           Annual           Long Term
                                        Compensation       Compensation
                                      -------------------- ------------
                                                            Number of
                         Fiscal Year                        Securities
   Name and Principal       Ended                           Underlying    All Other
        Position         December 31,   Salary       Bonus Options (1)   Compensation
   ------------------    ------------ -----------    ----- ------------  ------------
John Hyde...............     2000     $   255,999            400,000      $8,759.67(6)
 Chief Executive Officer
  and President              1999          14,423(3)

Jon F. Vein (4).........     2000     $222,373.44              5,000      $   2,125(2)
 Former Executive Vice
  President                  1999      247,000.44                             2,000(2)
 Business and Legal
  Affairs                    1998         229,039            177,500(5)       2,000(2)

Hubert T. Smith Jr......     2000     $122,461.47              5,000      $1,314.85(2)
 Vice President of
  Business Affairs           1999       42,923.10(9)

Joan Thompson...........     2000     $   117,100                         $     945(2)
 Vice President of
  Finance                    1999       94,988.54             10,000         928.55(2)
                             1998       86,478.62              5,000       1,080.86(2)

William A. Shpall (4)
 (7)....................     2000     $   251,423                         $   2,125(2)
 Former Chief Operating
  Officer                    1999      286,961.92                             2,000
                             1998          63,462(8)         200,000          2,000

John Francis............     2000     $125,000.23                         $1,322.20(2)
 Vice President of
  Recruiting                 1999      104,541.90                          1,253.24(2)
                             1998          98,906                          1,236.53(2)

--------
(1) The securities underlying the options are shares of Common Stock.
(2) Represents contributions pursuant to the Company's 401(k) profit sharing plan for each individual listed in the table.
(3) Mr. Hyde was appointed Chief Executive Officer and President of the Company in December 1999. Amount reflects salary earned in 1999, but paid in 2000.

(4) Effective April 18, 2000, Mr. Vein was appointed Chief Operating Officer in place of Mr. Shpall. On October 1, 2000, the Company and Mr. Vein agreed that his employment would be terminated. Mr. Vein served as a consultant to the Company until December 31, 2000.
(5) Includes options to acquire 75,000 shares issued in December 1998, the replacement of options to acquire 62,500 shares that were previously granted to Mr. Vein and canceled pursuant to the Exchange Program and options to acquire 40,000 shares issued simultaneously with such replacement.
(6) Represents reimbursement of health and disability insurances.
(7) Effective March 1, 2000, Mr. Shpall is no longer the Chief Operating Officer. He acted, however, as a consultant to the Company until September 30, 2000.
(8) Mr. Shpall began employment with the Company in September 1998 and his annual base salary for his first year of employment was $275,000.
(9) Mr. Smith began his employment with the Company on July 7, 1999.

Option Grants in Last Fiscal Year

   The following table sets forth certain information regarding grants of stock options made to the Named Executive Officers during the year ended December 31, 2000, including information as to the potential realizable value of such options at assumed annual rates of stock price appreciation for the 10-year option terms.

                                                                           Potential
                                                                       Realizable Value
                                                                       at Assumed Annual
                                                                        Rates of Stock
                                                                             Price
                                                                       Appreciation for
                                    Individual Option Grant             Option Term (1)
                         --------------------------------------------- -----------------
                          Number of   Percent of
                           Shares    Total Options Exercise
                         Underlying   Granted to    Price
Name and Principal         Options     Employees     Per    Expiration
Position                 Granted (2) In Period (3)  Share      Date       5%       10%
------------------       ----------- ------------- -------- ---------- -------- --------
John Hyde...............   400,000       72.1%     $1.5625   1/03/10   $393,059 $996,089
 Chief Executive Officer
  and President

--------
(1) The potential realizable value assumes a rate of annual compound stock price appreciation of 5% and 10% from the date the option was granted over the full option term. These assumed annual compound rates of stock price appreciation are mandated by the rules of the SEC and do not represent the Company's estimate or projection of future Common Stock prices.
(2) The securities underlying the options are shares of Common Stock.
(3) Options covering an aggregate of 635,000 shares were granted to eligible persons during the fiscal year ended December 31, 2000.

401(k) Profit Sharing Plan

   The Company has a defined contribution 401(k) Profit Sharing Plan which covers substantially all of its employees. The plan became effective on January 1, 1991 and was amended effective January 1, 1992. Under the terms of the plan, employees can elect to defer up to 15% of their wages, subject to certain Internal Revenue Service limitations, by making voluntary contributions to the plan. Additionally, the Company, at the discretion of management, can elect to match up to 100% of the voluntary contributions made by its employees. For the years ended December 31, 1998, 1999 and 2000, the Company contributed $125,818, $167,881 and $180,395.45, respectively, to the plan on behalf of its employees.

Stock Options Held at Fiscal Year End

   The following table sets forth, for each of the Named Executive Officers, certain information regarding the number of shares of Common Stock underlying stock options held at fiscal year end and the value of options held at fiscal year end based upon the last reported sales price of the Common Stock on the Nasdaq Stock Market's Small Cap Market on December 31, 2000 ($0.32 per share). During fiscal 2000, no options were exercised by any Named Executive Officer.

                   AGGREGATED FISCAL YEAR-END OPTION VALUES

                               Number of Securities
                              Underlying Unexercised     Value of Unexercised
                                    Options at          in-the-Money Options at
                                 December 31, 2000       December 31, 2000 (1)
                             ------------------------- -------------------------
             Name            Exercisable Unexercisable Exercisable Unexercisable
             ----            ----------- ------------- ----------- -------------
   John Hyde................   166,671      333,329          0            0
   Jon F. Vein..............   187,500            0          0            0
   Joan Thompson............     5,000       10,000          0            0
   Hubert T. Smith Jr. .....     1,000        4,000          0            0
   William A. Shpall........   200,000            0          0            0
   John Francis.............         0            0          0            0

--------
(1) Amounts represent the difference between the aggregated exercise price of unexercised options and the $0.32 closing sale price of the Common Stock on the Nasdaq Small Cap Market on December 31, 2000.

Employment Contracts

   The Company or Film Roman, Inc., a California corporation and a wholly-owned subsidiary of the Company ("Film Roman California") has entered into the following employment agreements with the Named Executive Officers:

   Mr. Hyde. On December 9, 1999, the Company contracted for the services of John W. Hyde as the Company's Chief Executive Officer and President with Producers Sales Organization ("PSO"), which is owned by Mr. Hyde. Under the terms of this agreement, Mr. Hyde will serve in these capacities until December 31, 2002, unless the Company chooses to have Mr. Hyde serve as a consultant during calendar year 2002. As compensation for his services, the Company will pay an annual base salary of $250,000 through December 31, 2000, $275,000 for calendar 2001 and $300,000 for calendar 2002, unless Mr. Hyde serves as a consultant in which case the Company will pay an amount equal to the annual base fee and meeting fees then in effect for non-employee directors. The Company can terminate Mr. Hyde for cause, which includes: (a) the conviction of a felony or crime involving moral turpitude, (b) gross negligence or willful malfeasance, (c) the failure to adhere to Board policies or the Company's business plan and such failure is not cured within five business days of notice of such failure or (d) any other material breach not cured within five business days after notice. If the Company terminates Mr. Hyde without cause or Mr. Hyde dies, the Company must pay all remaining compensation, subject to reduced sums during 2002, and all compensation owing as of the date of death, respectively.

   In addition, the Company received a right of first offer on any PSO property, subject to one exception, that PSO determines to sell or license. If the parties cannot agree on terms within 45 days, PSO is free to negotiate with third parties. PSO, however, must give the Company a right of last refusal if PSO proposes to enter into an agreement of equal or lesser terms than the Company's last offer.

   Mr. Hyde also received two options to purchase Common Stock as follows:
100,000 shares of Common Stock at $2.125 per share and 400,000 shares of Common Stock at $1.5625 per share. Both grants have a 10-year term.

   On January 31, 2001, Film Roman and Producers Sales Organization entered into a new agreement to extend Mr. Hyde's employment at Film Roman, effective upon closing of the Transaction with Pentamedia. Under the new agreement, Mr. Hyde will continue to serve as President and Chief Executive Officer of Film Roman for five years from the effective date. As compensation, Mr. Hyde will receive a signing bonus of $25,000, and will receive $325,000 for the first contract year, $375,000 for the second contract year, $425,000 for the third contract year, $475,000 for the fourth contract year, and $525,000 for the fifth contract year. Mr. Hyde will also receive an additional option to purchase 200,000 shares of the Company's Common Stock. The exercise price for these options will be the market price as of the close of market on the date immediately preceding the date of the grant. The option grant has a 10-year term and will vest in quarterly increments over the next three years. The Company can terminate Mr. Hyde for cause, which includes: (a) the conviction of a felony or crime involving moral turpitude, (b) gross negligence or willful malfeasance, (c) the failure to adhere to Board policies or the Company's business plan and such failure is not cured within five business days of notice of such failure, or (d) any other material breach not cured within five business days after notice. If the Company terminates Mr. Hyde without cause or Mr. Hyde dies, the Company must pay all remaining compensation, and all compensation owing as of the date of death, respectively. Upon closing of the Transaction with Pentamedia, Mr. Hyde's previous option grants, totaling 500,000 shares, will become entirely vested under the change of control provisions of his December 9, 1999 employment agreement.

   Mr. Vein. On December 31, 1999, Film Roman California and Jon F. Vein executed an employment agreement, replacing Mr. Vein's previous employment agreement that expired in August 1999. Under the terms of this two-year agreement, Mr. Vein will serve as Executive Vice President--Business and Legal Affairs and will receive an annual salary of $235,000 for the period from January 1, 1999 through August 3, 1999, $250,000 from August 4, 1999 to August 3, 2000 and $275,000 for the remainder of the term of the agreement.

   Under the employment agreement, Mr. Vein is entitled to receive bonuses with respect to the project entitled "There Goes the Neighborhood." Under Mr. Vein's original employment agreement, he received options to purchase a total of 62,500 shares of the Company's Common Stock at an exercise price of $8.00 per share. In June 1998, Mr. Vein surrendered these options and received options to acquire 62,500 new shares with an exercise price of $1.438 per share and also received an additional option to acquire 40,000 shares at $1.438 per share. Mr. Vein also received an option to purchase 75,000 shares at $1.4375. On October 1, 2000, the Company and Mr. Vein mutually agreed that Mr. Vein's employment would be terminated. The Company and Mr. Vein subsequently entered into an agreement pursuant to which Mr. Vein would be engaged as a consultant by the Company until December 31, 2000.

   There is no employment agreement between Film Roman and Joan Thompson. Ms. Thompson is an at will employee.

   Mr. Smith. On July 6, 1999, Film Roman and Mr. Smith entered into an employment agreement, pursuant to which, Mr. Smith would serve as Director of Business and Legal Affairs for one year at a salary of $90,000. Film Roman exercised an option to extend this agreement for another one-year period at a salary of $100,000.

   There is no employment agreement between Film Roman and John Francis. Mr. Francis is an at will employee.

   Mr. Shpall. Effective September 30, 1998, Mr. Shpall and Film Roman California entered into a two-year employment agreement. Pursuant to the terms of the agreement, Mr. Shpall serves as the Company's Chief Operating Officer, and Film Roman California paid Mr. Shpall an annual base salary equal to $275,000 during his first year of employment and $300,000 during his second year of employment. In February 2000, the Company and Mr. Shpall mutually agreed that Mr. Shpall's employment would be terminated. The Company and Mr. Shpall subsequently entered into an agreement pursuant to which Mr. Shpall would be engaged as a consultant by the Company until September 30, 2000.

                               PERFORMANCE GRAPH

   The following graph sets forth the percentage change in cumulative total stockholder return of the Company's Common Stock during the last five fiscal years, compared with (a) the Standard & Poor's 500 Composite Index ("S&P 500 Index") and (b) the Standard & Poor's Entertainment Index ("S&P Entertainment Index"). The graph assumes that $100 was invested on December 31, 1996 in Film Roman stock or on December 31, 1996 in the indexes and assumes reinvestment of dividends. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

                     COMPARISON OF CUMULATIVE RETURN AMONG
                      FILM ROMAN, INC., THE S&P 500 INDEX
                        AND THE S&P ENTERTAINMENT INDEX


                    [PERFORMANCE GRAPH APPEARS HERE]

Measurement Period                                             S&P
(Fiscal Year Covered)        FILM ROMAN, INC.   S&P 500   ENTERTAINMENT
---------------------        ----------------   -------   -------------
Measurement Pt-12/31/96            $100           $100        $100
FYE 12/31/97                         22            131         145
FYE 12/31/98                         20            166         196
FYE 12/31/99                         20            198         228
FYE 12/31/00                          4            178         194

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth as of January 22, 2001 certain information relating to the ownership of the Common Stock by (i) each person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of the Company's Common Stock, (ii) each of the Company's directors, (iii) each of the Named Executive Officers, and (iv) all of the Company's executive officers and directors as a group. Except as may be indicated in the footnotes to the table and subject to applicable community property laws, each such person has the sole voting and investment power with respect to the shares owned.

   Unless otherwise noted, the address of each of the Company's officers and directors is 12020 Chandler Blvd., Suite 200, North Hollywood, California 91607.

                                             Number of Shares of
                                                 Common Stock
             Name and Address               Beneficially Owned (1) Percent (1)
             ----------------               ---------------------- -----------
Pecks Management Partners Ltd. (2).........       1,198,993           14.0%
John Hyde (3)..............................         258,337            2.9
Hubert Smith (4)...........................           1,000              *
Joan Thompson (5)..........................           7,000              *
John Francis...............................               0              *
Robert J. Cresci (6).......................       1,238,993           14.4%
Dixon Q. Dern (7)..........................          55,100              *
Peter Mainstain (8)........................          69,200              *
Michael Medavoy (9)........................          30,000              *
Steve Tisch (10)...........................          25,000              *
Danny Villanueva (11)......................          35,000              *
Phil Roman (Including Anita Roman).........       3,003,650           35.1%
All Directors and Executive Officers as a
 group (11 persons)........................       1,719,630           19.1%

--------
  *  Less than one percent.
 (1) Under Rule 13d-3 of the Exchange Act, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of shares of Common Stock actually outstanding at January 22, 2001.
 (2) Based on information received from Pecks Management Partners Ltd. Pecks Management Partners Ltd. has sole voting power and sole dispositive power with respect to all 1,198,993 shares. The mailing address for Pecks Management Partners Ltd. is One Rockefeller Plaza, New York, New York 10020.
 (3) Includes 208,337 shares issuable upon exercise of outstanding options.

 (4) Includes 1,000 shares of Common Stock, which may be acquired upon exercise of employee stock options, which are currently exercisable.
 (5) Includes 7,000 shares of Common Stock, which may be acquired upon exercise of employee stock options, which are currently exercisable.
 (6) Includes 1,198,993 shares held by pension trusts and a pension fund which are managed by Pecks Management Partners Ltd. and for which Mr. Cresci disclaims beneficial ownership and 40,000 shares of Common Stock, which may be acquired upon exercise of stock options, which are currently exercisable. The mailing address for Mr. Cresci is c/o Pecks Management Partners Ltd., One Rockefeller Plaza, New York, New York 10020.
 (7) Includes 55,000 shares of Common Stock, which may be acquired upon exercise of stock options, which are currently exercisable. The mailing address for Mr. Dern is 1901 Avenue of the Stars, Suite 400, Los Angeles, California 90067.
 (8) Includes 55,000 shares of Common Stock, which may be acquired upon exercise of stock options, which are currently exercisable. The mailing address for Mr. Mainstain is c/o Tanner, Mainstain, Hoffer & Peyrot, 10866 Wilshire Boulevard, 10th Floor, Los Angeles, California 90024.
 (9) Includes 30,000 shares of Common Stock, which may be acquired upon exercise of stock options, which are currently exercisable.
(10) Includes 25,000 shares of Common Stock, which may be acquired upon exercise of stock options, which are currently exercisable.
(11) Represents 35,000 shares of Common Stock, which may be acquired upon exercise of stock options, which are currently exercisable. The mailing address for Mr. Villanueva is c/o Bastion Capital Corporation,
     1999 Avenue of the Stars, Suite 2960, Los Angeles, California 90067.

                                  PROPOSAL 3
                REMOVAL OF THE SUPERMAJORITY VOTING PROVISIONS

General

   On January 22, 2001, the Board of Directors voted to amend and restate the Certificate of Incorporation, subject to approval by the stockholders, to revoke the supermajority voting percentage required to amend the Certificate of Incorporation. The supermajority voting requirement is an anti-takeover provision used to deter individuals or companies from taking control of Film Roman. Because the Board of Directors is recommending the approval of the Transaction with Pentamedia in Proposal 1, the Board of Directors no longer feels that such anti-takeover provisions are necessary or in the best interests of the Company. A copy of the Amended and Restated Certificate of Incorporation is attached as Annex B to this Proxy Statement.

Potential Negative Effects of the Approval of Proposal 3

   By approving the removal of the supermajority provisions, stockholders will be able to amend the Certificate of Incorporation with the affirmative vote of a majority of the outstanding shares, rather than the sixty-six and two-thirds percentage as is required now. This lowered threshold of approval will make it easier for stockholders to change provisions in the Company's Certificate of Incorporation. For instance, Pentamedia's sixty percent ownership of Film Roman will enable Pentamedia to secure changes in the Certificate of Incorporation, should Pentamedia desire to effect such changes. Stockholders should be aware of this potentiality in considering this Proposal 3.

Required Vote

   The approval of Proposal 3 will require the affirmative vote of sixty-six and two-thirds of the voting stock of the Company, voting as a single class.

                                  PROPOSAL 4
                  REMOVAL OF THE PROHIBITION ON STOCKHOLDERS
                           ACTING BY WRITTEN CONSENT

Ability of the Stockholders to Act by Written Consent

   On January 22, 2001, the Board of Directors voted to amend and restate the Certificate of Incorporation, subject to approval by the stockholders, to allow stockholders of Film Roman to act by written consent. Film Roman's current Certificate of Incorporation prohibits its stockholders from taking any action by written consent. All stockholder action must be taken at a meeting of the stockholders. This provision is an anti-takeover provision which makes it cumbersome for stockholders to take action. The Board of Directors has determined that this provision unnecessarily restricts the ability of stockholders to take action. The Amended and Restated Certificate of Incorporation will not contain this prohibition.

Potential Negative Effects of the Approval of Proposal 4

   By removing the prohibition on acting by written consent, the stockholders will be able to take corporate action absent a meeting of stockholders. This will make it easier for stockholders who own a large percentage of shares to take action without seeking the approval of the remaining stockholders. For instance, Pentamedia's 60% share ownership will enable Pentamedia to take action without giving prior notice to the remaining stockholders. Stockholders should be aware of this potentiality in considering this Proposal 4.

Required Vote

   The approval of Proposal 4 will require the affirmative vote of sixty-six and two-thirds of the voting stock of the Company, voting as a single class.

                                  PROPOSAL 5
                  REMOVAL OF THE STAGGERED BOARD OF DIRECTORS

General

   On January 22, 2001, the Board of Directors voted to amend and restate the Certificate of Incorporation, subject to approval by the stockholders, to remove the classes of directors. The Board of Directors is currently divided into three classes serving staggered terms. Staggered terms are an anti-takeover device because they dictates that only a portion of the Board of Directors is up for re-election in any given year. This prevents a majority stockholder from electing a new slate of directors at one annual meeting. The Board has determined that this structure is no longer advisable or in the best interests of the Company. The Amended and Restated Certificate of Incorporation will not classify the Board of Directors or stagger their terms. Directors will serve one-year terms. A copy of the Amended and Restated Certificate of Incorporation is attached as Annex B to this Proxy Statement.

Potential Negative Effects of the Approval of Proposal 5

   The stockholders should be aware that a Board of Directors which does not serve staggered or classified terms is more susceptible to being replaced at a meeting of the stockholders. The Investor Rights Agreement guarantees that three Film Roman directors, or their successors, will remain on the Board of Directors, and have the right to nominate a fourth director, for three years following the closing of the Transaction with Pentamedia. Following the expiration of this provision, however, Pentamedia will have ownership of the shares necessary to elect the entire Board of Directors, should Pentamedia so desire. Stockholders should be aware of this potentiality in considering Proposal 5.

Required Vote

   The approval of Proposal 5 will require the affirmative vote of sixty-six and two-thirds of the voting stock of the Company, voting as a single class.

                                  PROPOSAL 6
               APPROVAL OF THE INCREASE IN THE AUTHORIZED SHARES
                OF CAPITAL STOCK FROM 25,000,000 TO 50,000,000

Increase in the Number of Authorized Shares of Common Stock

   Film Roman's current Certificate of Incorporation authorizes the issuance of a total of 25,000,000 shares of capital stock, consisting of 20,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share.

   On January 31, 2001, an aggregate of 8,565,190 shares of common stock had been issued. As of January 31, 2001, there were 2,157,000 shares of common stock authorized but unissued that are reserved for issuance pursuant to the Company's 2000 Stock Option Plan. On January 31, 2001, there were 9,277,810 authorized, unissued and unreserved shares of common stock. This number is insufficient to allow Pentamedia to acquire a 60% ownership in Film Roman. On January 22, 2001, the Board of Directors voted to amend and restate the Certificate of Incorporation, subject to approval by the stockholders, to increase the number of authorized shares of capital stock from 25,000,000 to 50,000,000, increase the number of shares of common stock authorized to 40,000,000 and increase the number of shares of preferred stock to 10,000,000 in order to have enough shares of Common Stock to sell to Pentamedia.

   The Board of Directors believes that it is in the best interests of Film Roman and its stockholders to increase the number of shares of common stock available to consummate the Transaction with Pentamedia. A copy of the Amended and Restated Certificate of Incorporation is attached as Annex B to this Proxy Statement.

Potential Negative Effects of the Approval of Proposal 6

   For a discussion of the potential negative effects of approving Proposal 6, stockholders should refer to "Dilutive and Other Potentially Adverse Effects of Approving the Transaction with Pentamedia," which is under Proposal 1 above.

Required Vote

   The approval of Proposal 6 will require the affirmative vote of sixty-six and two-thirds of the voting stock of the Company, voting as a single class.

                                  PROPOSAL 7
                        ELIMINATION OF THE RIGHTS PLAN

Background

   On August 21, 1998, the Board of Directors put into place a Rights Plan. The purpose of the Rights Plan was to deter the possible acquisition of Film Roman in a transaction unfavorable to Film Roman stockholders as determined by the Board of Directors. If such an acquisition were imminent, then pursuant to the Rights Plan, Film Roman would issue preferred stock, which would dilute the value of the shares purchased by the acquirer. The Board of Directors has amended the Rights Plan so that the Transaction with Pentamedia does not trigger the issuance of preferred stock.

Elimination of the Certificate of Determination of the Preferred Stock

   In connection with the creation of the Rights Plan, the Board of Directors filed a Certificate of Determination. The Certificate of Determination set the rights and preferences of the preferred stock which was to be issued if the Rights Plan was activated. After amending the Rights Plan so that the Transaction with Pentamedia would not trigger the issuance of preferred stock, the Board of Directors eliminated the Certificate of Determination.

Elimination of the Rights Plan

   The Board of Directors believes that following the Transaction with Pentamedia, there will no longer be a need for the Rights Plan. Therefore, the Board of Directors is recommending that the stockholders vote to eliminate the Rights Plan. If the stockholders do not approve the elimination of the Rights Plan, then under the terms of the Stock Purchase Agreement, the Company is required to make a payment which will have the effect of canceling the Rights Plan.

Required Vote

   The affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting is required to approve Proposal 7.

                                  PROPOSAL 8
              RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY'S
                        INDEPENDENT PUBLIC AUDITORS FOR
                            THE CURRENT FISCAL YEAR

   During 2000, Ernst & Young LLP provided various audit and other services to the Company as follows:

   Audit Fees: Aggregate fees billed for professional services rendered for the audit of the Company's 2000 annual financial statements and review of financial statements in the Company's Form 10 Q Reports. $118,300.

   Financial Information Systems Design and Implementation Fees: NONE.

   All Other Fees: $29,600

   The Audit Committee of the Board has considered whether the services described in sections (a), (b) and (c) above are compatible with maintaining the independent accountant's independence and has determined that such services have not adversely affected Ernst & Young LLP's independence.

   The Board of Directors, upon the recommendation of the Audit Committee, has appointed Ernst & Young LLP as the Company's independent auditors for the current fiscal year. Ernst & Young LLP has been the Company's independent auditors since 1994. The Board of Directors expects that representatives of Ernst & Young LLP will be present at the Annual Meeting, will be given an opportunity to make a statement at the meeting if they desire to do so and will be available to respond to appropriate questions. This appointment is being submitted for ratification at the Annual Meeting. If the appointment is not ratified, the appointment will be reconsidered by the Board of Directors, although the Board of Directors will not be required to appoint different independent auditors for the Company.

Required Vote

   The affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting is required to approve Proposal 8.

   The Board of Directors recommends a vote for the ratification of the appointment of Ernst & Young LLP as the Company's independent public auditors for the current fiscal year.

                             CERTAIN TRANSACTIONS

   Mr. Dern provides legal services to the Company on a regular basis and receives customary fees for such services. In January of 2000, the Company and Mr. Dern entered into an agreement pursuant to which, Mr. Dern will continue to provide legal services to the company on a regular basis in return for an annual retainer fee of $100,000 for the next two calendar years. Currently, Mr. Dern is being paid an additional fee of $10,000 on a monthly basis due to his having assumed an increased amount of responsibility of late. This arrangement exists on a month-to-month basis.

   Effective February 5, 1999, pursuant to the Settlement Agreement, Mr. Roman resigned as an officer, director, chairman of the board of directors, and employee of the Company and/or any of its subsidiaries. Pursuant to the Settlement Agreement, the Company's subsidiary Film Roman, Inc., a California corporation, agreed to pay Mr. Roman $576,135 in 1999 and $50,000 in 2000. See "Employment Contracts--Mr. Roman."

   In February 2000, the Company and Mr. Shpall mutually agreed that Mr. Shpall's employment would be terminated. The Company and Mr. Shpall subsequently entered into an agreement pursuant to which Mr. Shpall would be engaged as a consultant by the Company until September 30, 2000.

   On October 1, 2000, the Company and Mr. Vein mutually agreed that Mr. Vein's employment would be terminated. The Company and Mr. Vein subsequently entered into an agreement pursuant to which Mr. Vein would be engaged as a consultant by the Company until December 31, 2000.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors, and persons who beneficially own more than 10% of the Company's Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). The SEC has designated specific due dates for such reports and the Company must identify in this Proxy Statement those persons who did not timely file such reports.

   Based solely upon a review of Forms 3, 4 and 5, the amendments thereto, and certain written representations furnished to the Company pursuant to Rule 16a-3(e) of the Exchange Act, the Company believes that, during the fiscal year ended December 31, 2000, its directors and officers, and persons who beneficially own more than 10% of its Common Stock, complied with all applicable filing requirements, except that (i) Mr. Draper failed to file, on a timely basis, a Form 4, (ii) Mr. Mainstain failed to file, on a timely basis, a Form 4, (iii) Mr. Villanueva failed to file, on a timely basis, a Form 5, (iv) Mr. Vein failed to file, on a timely basis, a Form 5,
(v) Mr. McNamara failed to file, on a timely basis, a Form 5, (vi) Mr. Mainstain failed to file, on a timely basis, a Form 5, (vii) Mr. Draper failed to file, on a timely basis, a Form 5, (viii) Mr. Cresci failed to file, on a timely basis, a Form 5, and (ix) Mr. Dern failed to file, on a timely basis, a Form 5.

                               OTHER INFORMATION

   The Board of Directors does not know of any matters to be presented at the Annual Meeting other than those mentioned in this Proxy Statement. If any other matters are properly brought before the Annual Meeting, it is intended that the proxies will be voted in accordance with the best judgment of the person or persons voting such proxies.

                          INCORPORATION BY REFERENCE

   Certain items of Regulation S-K are incorporated by reference herein from the Company's Annual Report on Form 10-K, which has been mailed to stockholders concurrently with this Proxy Statement. Namely Item 302 supplementary financial information, Item 303 management's discussion and analysis of financial condition and results of operations, Item 304 changes in and disagreements with accountants on accounting and financial disclosure and
Item 305 quantitative and qualitative disclosures about market risk have been incorporated by reference herein from the Company's Annual Report on Form 10-K.

                             STOCKHOLDER PROPOSALS

   Any stockholder who intends to present a proposal at the 2002 Annual Meeting of Stockholders, for inclusion in the Company's Proxy Statement and Proxy form relating to such Annual Meeting, must submit that proposal to the Company at its principal executive offices by January 14, 2002.

                            ADDITIONAL INFORMATION

   Film Roman is a reporting company and files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC public reference room in Washington DC, New York, New York or Chicago, Illinois. You can request copies of these documents by writing to the SEC and paying a fee for the copying costs. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Film Roman's SEC filings are also available at the SEC's Web site at http://www.sec.gov.

                            SOLICITATION OF PROXIES

   It is expected that the solicitation of proxies will be primarily by mail. The cost of solicitation by management will be borne by the Company. The Company will reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable disbursements in forwarding solicitation material to those beneficial owners. Proxies may also be solicited by certain of the Company's directors and officers, without additional compensation, personally or by mail, telephone, telegram or otherwise for the purpose of soliciting such proxies.

                    ANNUAL REPORT ON FORM 10-K INCORPORATED
                              HEREIN BY REFERENCE

   The company's annual report on form 10-K, which has been filed with the Securities and Exchange Commission for the year ended December 31, 2000, is incorporated herein by reference and will be mailed to stockholders in conjunction with this Proxy Statement.

                                          ON BEHALF OF THE BOARD OF DIRECTORS

                                          /s/ Dixon Q. Dern

                                          Dixon Q. Dern
                                          Secretary

North Hollywood, California 91607
March 8, 2001

                                    ANNEX A

                            AUDIT COMMITTEE CHARTER

   The audit committee of Film Roman, Inc. shall consist of three or more non-employee directors who are independent of management, are free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment as a Committee member, and that satisfy further requirements of the SEC and NYSE.

   The Committee shall have and may exercise powers of the Board in the management of the business and affairs of the Company in accordance with the following delegated duties and functions, to:

     Recommend to the Board of Directors the firm of independent public accountants ("Auditors") who shall be ultimately accountable to the Committee and the Board of Directors, after considering the firm's independence, performance, quality of work, and cost, for appointment (or reappointment) as Auditors of the Company;

     Review and evaluate the scope of the audits to be performed and the nature and scope of non-audit-related services provided by the Auditors, and approve the fees therefore;

     On an annual basis obtain from the Auditors a written communication delineating all their relationships and professional services as required by Independence Standards Board Standard No. 1. Independence Discussions with Audit Committees. In addition, review with the Auditors the nature and scope of any disclosed relationships or professional services and take, or recommend that the Board of Directors take, appropriate action to assure continuing independence of the Auditors;

     Review and evaluate the Company's system of internal controls, and recommend to management changes or improvements therein;

     Review and evaluate the scope and appropriates of the Company's internal audit function, including its independence, staffing and performance, and recommend to management changes and improvements therein:

     Review and evaluate the appropriateness of the internal audit plans for the forthcoming year, including risk assessments and scope of coverage;

     Review the financial statements contained in the annual report to stockholders with management and the Auditors to determine that the Auditors are in agreement with the disclosure and content of the financial statements to be presented to the stockholders. Review with management and the Auditors the results of their timely analysis of significant financial reporting issues and practices, including changes in, or adoptions of accounting principles and disclosure practices, and discuss any matters brought to the Audit Committee's attention by the Auditors. Also review with management and the Auditors their judgments about the quality, not just acceptability, of accounting principles; the clarity of the financial disclosure practices used or proposed to be used; the degree of aggressiveness or conservatism of the organization's accounting principles and underlying estimates; and other significant decisions made in preparing the financial statements;

     Meet separately with the Auditors and the internal auditor without members of management present;

     Review and evaluate significant audit finding, including significant suggestions for improvements in systems and internal controls from the internal auditor and the Auditors;

     Review legal and regulatory matters that may have a material effect on the Company's financial statements or related compliance policies;

     Obtain the Board of Director's approval of this Charter and review it annually; and

     Routinely communicate the results of all reviews and meetings with the full Board of Directors;

   The Chairman shall have the authority to call meetings as needed. In addition, the Committee shall have the authority to engage such outside legal, accounting, and other advisors as it shall deem necessary or appropriate.

   While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the Auditors.

                                    ANNEX B

                             AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION
                                      OF
                               FILM ROMAN, INC.

                                   ARTICLE I

   The name of the corporation is Film Roman, Inc.

                                  ARTICLE II

   The address of the registered office of this corporation in the State of Delaware is 9 East Loockerman Street, in the City of Dover, County of Kent, 19901. The name of its registered agent at such address is National Registered Agents, Inc.

                                  ARTICLE III

   The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

                                  ARTICLE IV

   (a) The Corporation is authorized to issue two classes of shares to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation shall have authority to issue is Fifty Million (50,000,000) shares, and the aggregate par value of all shares which are to have a par value is Five Hundred Thousand Dollars ($500,000). The total number of shares of Common Stock which the Corporation shall have authority to issue is Forty Million (40,000,000) shares, and the par value of each share of Common Stock is One Cent ($0.01). The total number of shares of Preferred Stock which the Corporation shall have authority to issue is Ten Million (10,000,000) shares, and the par value of each share of Preferred Stock is One Cent ($0.01).

   (b) The Preferred Stock may be issued in one or more series, each series to be appropriately designated by a distinguishing letter or title prior to the issue of any shares thereof.

   (c) The Board of Directors is hereby authorized to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions, if any), the redemption price or prices, the liquidation preferences, any other designations, preferences and relative, participating, optional or other special rights, and any qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock, and the number of shares constituting any such unissued series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

                                   ARTICLE V

   In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, repeal, alter, amend and rescind Bylaws of the Corporation.

                                  ARTICLE VI

   Notwithstanding Article V hereof, the bylaws may be rescinded, altered, amended or repealed in any respect by the affirmative vote of the holders of at least a majority of the outstanding voting stock of the corporation, voting together as a single class.

                                  ARTICLE VII

   The Board of Directors shall have that number of Directors set out in the Bylaws of the Corporation as adopted or as set from time to time by a duly adopted amendment thereto by the Directors or stockholders of the Corporation.

                                 ARTICLE VIII

   Elections of directors at an annual or special meeting of stockholders need not be by written ballot unless the Bylaws of the Corporation shall so provide.

                                  ARTICLE IX

   Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the Board of Directors, or by a majority of the members of the Board of Directors, or by a committee of the Board of Directors which has been duly designated by the Board of Directors and whose powers and authority, as provided in a resolution of the Board of Directors or in the Bylaws of the Corporation, include the power to call such meetings, or by the holders of not less than a majority of the outstanding voting stock of the Corporation, voting as a single class, but such special meetings may not be called by any other person or persons; provided, however, that if and to the extent that any special meeting of stockholders may be called by any other person or persons specified in any provisions of the Certificate of Incorporation or any amendment thereto or any certificate filed under Section 151(g) of the General Corporation Law of the State of Delaware, then such special meeting may also be called by the person or persons, in the manner, at the times and for the purposes so specified.

                                   ARTICLE X

   Each reference in this Certificate of Incorporation to any provision of the Delaware General Corporation Law refers to the specified provision of the General Corporation Law of the State of Delaware, as the same now exists or as it may hereafter be amended or superseded.

                                  ARTICLE XI

   A director shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this Article shall not eliminate or limit the liability of a director (i) for any breach of his duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under
Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derives an improper personal benefit.

   If the General Corporation Law of the State of Delaware is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of the director to the Corporation shall be limited or eliminated to the fullest extent permitted by the General Corporation Law of the

State of Delaware, as so amended from time to time. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

                                  ARTICLE XII

   This Corporation elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

   I, THE UNDERSIGNED, being a duly elected and authorized officer of the corporation, do make this certificate, herein declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly
have hereunto set my hand this      day of           , 2001.

                                          _____________________________________
                                          Dixon Q. Dern, Secretary

                                FILM ROMAN, INC
                   PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON MARCH 26, 2001
                      SOLICITED BY THE BOARD OF DIRECTORS

          The undersigned hereby appoints John Hyde and Dixon Dern with full power of substitution to represent the undersigned and vote all of the shares in Film Roman, Inc., which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on March 26, 2001 at 10:00 a.m. Pacific Standard Time, and at any adjournment thereof (1) as hereinafter specified upon the proposals listed below and as more particularly described in Film Roman, Inc.'s Proxy Statement, receipt of which is hereby acknowledged and (2) in their discretion upon such other matters as may properly come before the meeting.

          You are encouraged to specify your choices by marking the appropriate boxes below, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations.

          A vote FOR proposals 1, 3, 4, 5, 6, 7 and 8 is recommended by the Board of Directors:

     1. To approve the issuance and sale of 12,847,785 shares of common stock to Pentamedia Graphics, Ltd.

                  [ ]   FOR    [ ]   AGAINST    [ ]   ABSTAIN


     2. To elect nine directors to hold office until the 2002 Annual Meeting of Stockholders.

          To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.

                  FOR          Nominee:
                  [_]          John Hyde
                  [_]          Dixon Q. Dern
                  [_]          Bob Cresci
                  [_]          Phil Roman
                  [_]          Chandrasekaran Venkatraman
                  [_]          Srinivasan Krishnamurthy
                  [_]          T.V. Krishnamurthy
                  [_]          Venky Raman
                  [_]          P.S. Sundaram

          ----------------------------------------------------------------------

     3. To approve the removal of the supermajority voting provisions concerning future amendments to the Certificate of Incorporation.

                  [ ]   FOR    [ ]   AGAINST    [ ]   ABSTAIN

     4. To remove the provisions of the Certificate of Incorporation prohibiting the stockholders from acting by written consent.

                  [ ]   FOR    [ ]   AGAINST    [ ]   ABSTAIN

     5. To remove the provisions of the Certificate of Incorporation providing for a staggered Board of Directors.

                  [ ]   FOR    [ ]   AGAINST    [ ]   ABSTAIN

     6. To approve the increase in the number of authorized shares of capital stock from 25,000,000 to 50,000,000

                  [ ]   FOR    [ ]   AGAINST    [ ]   ABSTAIN

     7.   To approve the elimination of the Rights Plan.

                  [ ]   FOR    [ ]   AGAINST    [ ]   ABSTAIN

     8. To ratify the appointment of Ernst & Young LLP as the Company's independent public auditors for the current fiscal year.

                  [ ]   FOR    [ ]   AGAINST    [ ]   ABSTAIN

     9. To transact such other business as may properly come before the meeting or any adjournment thereof.


     The shares represented hereby shall be voted as specified. If no specification is made, such shares shall be voted FOR proposals 1, 2, 3, 4, 5, 6, 7 and 8.

     Dated _________, _____
     (Be sure to date Proxy)

     ____________________    ___________________
     Signatures (s)

     ____________________    ___________________
     Print Name (s)

Sign exactly as your name(s) appears on your stock certificate. If shares of stock stand on record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the above proxy. If shares of stock are held of record by a corporation, the proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary, and the corporate seal should be affixed thereto. Executors or administrators or other fiduciaries who execute the above proxy for a deceased stockholder should give their full title. PLEASE DATE THE PROXY.

Even if you are planning to attend the meeting in person, you are urged to sign and mail the proxy in the return envelope so that your stock may be represented at the meeting.

If you have a change of address, please enter it below:


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        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                               FILM ROMAN, INC.